Exhibit 99.1

Alpha and Omega Semiconductor Announces New Director Nominees

SUNNYVALE, Calif.--(BUSINESS WIRE)--June 8, 2021--Alpha and Omega Semiconductor Limited (“AOS” or the “Company”) (NASDAQ: AOSL), today announced that its Board of Directors, upon recommendation by the Nominating and Corporate Governance Committee, intends to nominate Hanqing (Helen) Li and So-Yeon Jeong as directors to be elected at its 2021 Annual General Meeting of Shareholders, which is expected to be held in November 2021.

“We are pleased and excited that leaders of Helen’s and So-Yeon’s caliber have decided to join our Board,” said Dr. Mike Chang, Chairman and CEO of the Company. “Ms. Li has 20 years of operational, financial and investment banking experience focusing on technology companies in the semiconductor industry. Ms. Jeong brings 25 years of experience in managing investor relations and corporate communications of public technology companies, including companies in the semiconductor industry. Both Ms. Li and Ms. Jeong will provide significant leadership, industry perspective and operational capabilities to AOS as we continue to execute and expand our growth plans.”

Ms. Li has been a Managing Director and Head of China Investment Banking of Needham & Company, LLC, a full-service investment banking and asset management firm, since 2011. Prior to joining Needham & Company, from 2010 to 2011, Ms. Li served as Strategic Sales Manager of TDK/Invensense, a leading provider of MEMS-based motion sensors. From October 2006 to 2008, Ms. Li served as the Senior Design Engineer of Marvell Technology Group, a global supplier of infrastructure semiconductor solutions designed to process, move, store and secure data. From 2002 to October 2006, Ms. Li served as Design Engineer for Micron Technology, the largest memory device and solution provider in the United States. Ms. Li received her M.B.A. from the MIT Sloan School of Management, MSEE from the University of Southern California, and B.A. from Tsinghua University.

Ms. Jeong has been the Head of Investor Relations at Magnachip Semiconductor Corporation based in Seoul, Korea, a designer and manufacturer of analog and mixed-signal semiconductor platform solutions, since April 2020. From 2011 to August 2020, she served as Consultant, Investor Relation for the Company. From 2007 to 2008, Ms. Jeong served as the Vice President of Investor Relations and Marketing Communications of Photon Dynamics, Inc. (acquired by Orbotech, now a KLA company), a global supplier of array test and repair equipment for LCD flat panel display manufacturers. From 2004 to 2007, Ms. Jeong served as the Director of Investor and Board Relations of Nextest Systems Corp. (acquired by Teradyne), a leading manufacturer of automatic test equipment for semiconductor IC manufacturers. Ms. Jeong received her M.B.A. from Fuqua School of Business, Duke University and B.A. from Ewha University, Seoul, Korea.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET, IGBT, IPM, Power IC products and Digital Power. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high performance power management solutions. AOS's portfolio of products targets high-volume applications, including portable computers, flat panel TVs, LED lighting, smart phones, battery packs, consumer and industrial motor controls and power supplies for TVs, computers, servers and telecommunications equipment. For more information, please visit www.aosmd.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements regarding the new director nominee and annual meeting of shareholders. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2020. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

Contacts

Investor and media inquiries:

In the United States: The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China: The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com